EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Teekay LNG Partners L.P. for the registration of 1,052,749 common units and to the incorporation by reference therein of our reports dated April 26, 2010, with respect to the consolidated financial statements of Teekay LNG Partners L.P., the effectiveness of internal control over financial reporting of Teekay LNG Partners L.P., the consolidated balance sheet of Teekay GP L.L.C., and the consolidated financial statements of Teekay Nakilat (III) Corporation, included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Vancouver, Canada, November 24, 2010	Chartered Accountants